EXHIBIT 10(b)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of this 8th day of May 2006 by and between ILLINOIS TOOL WORKS INC., a Delaware corporation (“ITW”), and SLP LLC, an Illinois Limited Liability company (“SLP”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.            Services. SLP hereby agrees to make available to ITW the services of its employee, W. James Farrell (the “Consultant”), to provide such management consulting services to ITW as may be reasonably required by ITW. The Consultant’s services shall be rendered at such times and places as may be mutually agreed to by ITW and SLP. Nothing in this Agreement shall be deemed to constitute the Consultant as an employee, officer, or agent of ITW. The business areas where consulting services are initially anticipated to be required by ITW are: acquisition related projects, growth strategy reviews, and advisory services including, but not limited to assistance with key customer and supplier relationships and civic and community relationships. These business areas are listed in the order of their currently anticipated priority.

2.            Term. Subject to the termination provision hereinafter contained, the term of this Agreement shall be for a period of two (2) years from the date hereof. Upon expiration of the initial term, the parties shall have the option to extend the Agreement on a month-to-month basis.

3.            Compensation. SLP shall be compensated by ITW hereunder by payment of consulting fees at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum to be payable to SLP in equal monthly installments of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty-Four Cents ($20,833.34). SLP shall be reimbursed in accordance with prevailing practices of ITW for reasonable out-or-pocket business, travel and entertainment expenses incurred by SLP or the Consultant in connection with the performance of the consulting services hereunder up to a maximum of Fifty Thousand Dollars ($50,000) annually; provided, however, that SLP shall be solely responsible for compensation of its employee. In addition, ITW shall reimburse SLP for the reasonable rental of office space for Consultant up to a maximum of Thirty Thousand Dollars ($30,000) annually for base rent and shall provide Consultant with office equipment such as computers, fax machine, etc., with aggregate value not to exceed Fifteen Thousand Dollars ($15,000) and an ITW employee to serve as Consultant’s administrative assistant at ITW’s expense.

4.            Termination. ITW and SLP may terminate this Agreement at any time by mutual agreement. In addition, ITW may terminate this Agreement (i) on any anniversary date hereof by providing SLP written notice of its intention to terminate this Agreement not less than thirty (30) days before such anniversary date, or (ii) in the event that (a) the Consultant willfully refuses in a material respect to perform services hereunder, or (b) SLP materially breaches Section 5 or Section 6 hereof. Either party may terminate this Agreement in the event that the Consultant shall die or cease for any reason to be an executive officer of SLP. In lieu of termination by ITW on the occurrence of the death or resignation of the Consultant as an employee of SLP, SLP shall be permitted to provide a substitute consultant, but only if such substitute is acceptable to ITW in its sole discretion. In the event this Agreement terminates otherwise than by expiration, consulting fees for the year in which termination occurs shall be pro-rated as of the effective date of such termination.

5.          Disclosure of Information. SLP agrees that (except as may be required by its duties to ITW) it shall not, at any time or times during the term of this Agreement and for five (5) years thereafter, directly or indirectly, (a) use for the benefit of anyone or any entity or (b) disclose to any third party or to the public, any confidential or proprietary information or trade secrets of ITW' which shall include, but not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of ITW or which are licensed by ITW or written lists of actual or potential customers or suppliers of ITW, and any information regarding ITW's marketing, sales or dealer network, which is not generally available to the public other than as a result of a breach of this Agreement by SLP. ITW and SLP acknowledge and agree that such Confidential Information is extremely valuable to ITW and shall be deemed to be a "trade secret". In the event that any part of the Confidential Information becomes available to the public (other than by the breach of this Agreement by SLP), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement.

6.            Noncompetition. In addition to any covenant not to compete contained in any other agreement between Consultant and ITW, SLP agrees that, during the term of this Agreement and for a period of two (2) years following the expiration or termination of this Agreement, SLP shall cause the Consultant not to, without the prior written consent of ITW, engage, directly or indirectly, in any business competitive with the businesses in which ITW or any affiliate, division or subsidiary of ITW is presently engaged and for which SLP or the Consultant performed services either as an employee or a Consultant under the provisions of this Agreement at any time during the immediately preceding three (3) year period. Without limiting the generality of this covenant not to compete, engaging in such business shall include owning, managing, operating, joining, controlling, loaning money to, arranging credit for, leasing or contributing property to, providing services to (or participating directly or indirectly in any of the foregoing) such businesses, but shall not include acquiring or owning not more than one (1%) percent of the outstanding voting securities (or securities convertible into voting securities) of any company whose securities are listed and actively traded on any national or regional securities exchange, or the over-the-counter market, in the United States of America. This covenant not to compete shall include the United States of America and any country outside the United States where ITW or any affiliate, division or subsidiary thereof shall have, in the year preceding the date of such termination, done or committed itself to do business. SLP acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of ITW and recognize that in the event of the material breach of this covenant not to compete, ITW will incur substantial and irreparable damage, and, therefore, ITW shall, in addition to any other relief allowed in law or in equity, be entitled to seek preliminary and permanent injunctive relief from any court of competent jurisdiction.

7.           Assignment of Patents. SLP hereby assigns to ITW its entire right, title and interest in any invention or idea, patentable or not, hereafter made or conceived solely or jointly by SLP or Consultant:

(a) During the term of this Agreement and any subsequent retention of SLP or Consultant by ITW and for six (6) months thereafter; and

(b) Which relates in any manner to the actual or anticipated business of ITW, its subsidiaries or affiliates, or relates to its actual or anticipated research and development, or is suggested by or results from any task assigned to SLP or Consultant or work performed by SLP or Consultant for or on behalf of ITW.

Consultant shall promptly disclose to ITW any invention or idea contemplated by this paragraph, and upon request, will execute a specific assignment of title to ITW, and do anything else reasonably necessary to enable ITW, at SLP's expense, to secure a patent therefore in the United States and in foreign countries.

8.           Expenses Relating to Patents. ITW shall pay the patent preparation and prosecution expenses for those inventions of SLP it wishes to protect with patents. In the event that a question should arise as to whether or not an application should be filed on an invention, ITW shall be the sole judge as to whether or not a patent application should be filed or a public disclosure made.

9.           Indemnification. SLP hereby releases ITW and its agents, subsidiaries, divisions, guests and employees of and from any and all liability of any kind or nature which may result from or arise out of any accident or occurrence during or in connection with Consultant's presence on the property of ITW or any of its subsidiaries, divisions or affiliates or the performance of SLP's services under this Agreement.

SLP further agrees to indemnify and save harmless ITW and its agents, servants and employees against any and all loss, damage or expense which ITW may sustain, incur or become liable for on account of injury to or death of person, or on account of damage to or destruction of property resulting from the execution of work performed by SLP or Consultant or by any agent or subcontractor of either of them, or due to or arising in any manner from the wrongful act or negligence of SLP or Consultant or any agent or subcontractor and their respective employees. Said loss, damage or expense shall include claims arising under Worker's Compensation Acts, Workmen's Occupational Diseases Act, Structural Work Act, and from any other claims for damages for personal injury, including death which may arise from operations or work performance on the premises of ITW, whether such operations or work be by SLP or Consultant or by any agent, subcontractor or anyone employed directly or indirectly by SLP or Consultant.

During the term of this Agreement, ITW agrees to indemnify and hold harmless SLP and Consultant, from and against, and to reimburse SLP or Consultant, with respect to any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees (collectively "Liabilities"), incurred by SLP or Consultant, by reason of or arising out of or in connection with any allegations of any personal liability by any unrelated third party, by reason of or arising out of or in connection with the performance of the consulting services rendered hereunder on the same basis that ITW indemnifies its senior executives in connection with their services to ITW. Notwithstanding the foregoing, ITW shall have no responsibility or obligation to indemnify and hold harmless SLP or Consultant for any such Liabilities arising out of SLP or Consultant's gross negligence, willful misconduct or the commission of any act in breach of the terms of this Agreement or in violation of any criminal or civil law, statute, regulation or similar provision.

10.         Entire Agreement. The terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations or agreements with respect to the subject matter hereof.

11.         Notice. Any notice or other communication with respect to this Agreement shall be in writing and shall be given by personal delivery or by certified or registered mail, return receipt requested, addressed to:

if to ITW:	3600 West Lake Avenue

Glenview, Illinois 60026

Illinois Tool Works Inc.
Attention: Chairman

if to SLP:	SLP LLC

207 East Westminster, Suite 202

Lake Forrest, Illinois 60045

Attention: W. James Farrell

or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

12.          Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

13.          Assiqnment. ITW may not assign this Agreement except to a successor to all or substantially all of ITW's business by purchase, merger, consolidation, or otherwise. SLP may not assign this Agreement except to a successor employer of the Consultant.

14.          Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior to subsequent time.

15.	Applicable Law. This Agreement shall be governed by and in accordance with the laws of the State of Illinois.

16.	Amendment. This Agreement may be amended only in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date and year first above written.

ILLINOIS TOOL WORKS INC.	SLP LLC

By: /s/ David B. Speer	By: /s/ W. James Farrell